Southwestern Energy Third Quarter 2008 Earnings Teleconference

Speakers:

Harold Korell; Chairman and Chief Executive Officer

Steve Mueller; President and Chief Operating Officer

Greg Kerley; Executive Vice President and Chief Financial Officer

Harold Korell – Chairman and Chief Executive Officer

Good morning, and thank you for joining us.  With me today are Steve Mueller, President of Southwestern, and Greg Kerley, our Chief Financial Officer.

If you have not received a copy of yesterday’s press release regarding our third quarter results, you can call (281) 618-4847 to have a copy faxed to you.  Also, I would like to point out that many of the comments during this teleconference are forward-looking statements that involve risks and uncertainties affecting outcomes, many of which are beyond our control, and are discussed in more detail in the risk factors and forward-looking statements sections of our Annual and Quarterly filings with the Securities and Exchange Commission.  Although we believe the expectations expressed are based on reasonable assumptions, they are not guarantees of future performance and actual results or developments may differ materially.

Well, once again, Southwestern Energy has had a great quarter. Our financial results were outstanding and in our Fayetteville Shale play we continue to see significant improvements in well performance as we implement new completion techniques across the play. As a result, gross operated daily production volumes had risen to approximately 600 MMcf per day at September 30, up from about 260 MMcf per day a year ago. Adjusting for our improved performance, we have now moved our full-year production guidance to a range of 190 to 192 Bcfe for 2008, which is an increase of approximately 68% compared to last year.

I am also very pleased to report that our financial position and balance sheet are both in great shape. We had over $425 million of cash and cash equivalents on hand at the end of the quarter, had reduced our debt-to-total capitalization ratio down to 25%, and our $1 billion unsecured credit facility was completely undrawn. While we understand that these are uncertain times in our economy, we believe that Southwestern Energy, with our low cost operations and the financial strength and flexibility to pursue highly accretive drilling programs, is well-positioned to add significant value for our shareholders.

I will now turn the teleconference over to Steve for more details on our E&P and Midstream activities and then to Greg for an update on our financial results. Then we will be available for questions afterward.

Steve Mueller – President and Chief Operating Officer

Good morning.

During the 3rd quarter of 2008, we produced 52.8 Bcfe, up 76% from the 3rd quarter of 2007.  Our Fayetteville Shale production was 37.2 Bcf, up significantly from the 14.7 we produced in the 3rd quarter of 2007.  We produced 8.1 Bcfe from East Texas and 6.8 Bcfe from our conventional Arkoma properties.  We produced another 0.7 Bcfe from our Permian and Gulf Coast assets prior to closing on the sale of nearly all of our properties there.  As a result of our continued strong production performance, we now estimate that our 4th quarter production will range between 53 and 55 Bcfe, and our full year 2008 production will range from 190 to 192 Bcfe.

We are expecting flat to 4% production growth between the 3rd and 4th quarters of 2008 mainly due to restrictions associated with the delayed completion of the Boardwalk Pipeline in our Fayetteville Shale.  I will be discussing this in more detail later.

In the 1st nine months of 2008, we invested approximately $1.2 billion in our exploration and production business activities and participated in drilling 580 wells.  Of this amount, approximately $954 million, or 83%, was for drilling wells.  Additionally, we invested $134 million in our midstream segment, almost entirely in the Fayetteville Shale.

Fayetteville Shale Play

In the 1st nine months of 2008, we invested approximately $1.0 billion in our Fayetteville Shale play including both our E&P and midstream activities.  At September 30th, our gross operated production rate reached another milestone of approximately 600 MMcf per day.

We are currently experiencing restrictions related to our Fayetteville Shale production as a result of the delayed completion of the Boardwalk Pipeline. Due to construction difficulties, including hard rock formations on major bores, the Phase 1 completion date that was originally anticipated to be at the beginning of the 4th quarter of 2008 is now scheduled for late in the 4th quarter. As a result, we have delayed placing some wells on production and delayed completing some wells until this takeaway issue is resolved.

During the 3rd quarter of 2008, our typical well had an average completed well cost of $3.0 million, an average lateral of 3,736 feet and an average drill time of 12 days from re-entry to re-entry.  This compares to an average time of 14 days to drill a 3,562-foot lateral last quarter.  Additionally, we continue to improve our completion practices with our wells completed averaging higher initial, 30th, and 60th day production rates ranging from 13% to 16% above our results in the 2nd quarter.

During the first three quarters of 2008, we continued testing closer perforation cluster spacing in our horizontal wells with positive results. We have now tested this technique on 132 of our wells and have seen a significant improvement in early production. We estimate that ultimate recovery on these wells could be improved by 20% to 25% and we are currently planning to utilize this technique on all of the wells we plan to drill for the remainder of the year and into 2009. Associated with this new completion technique and longer laterals, we now expect completed well costs to average approximately $3.1 million per well for the 4th quarter.

As a result of the continued performance of our Fayetteville Shale wells, we signed a Precedent Agreement with “Fayetteville Express Pipeline” on September 30th to further expand the future takeaway capacity from the area starting in late 2010 or early 2011.  “Fayetteville Express Pipeline” is a joint venture of Kinder Morgan and Energy Transfer.

New Ventures

In Pennsylvania, we currently have approximately 110,000 net acres where we believe the Marcellus Shale is prospective. We have drilled our first three vertical wells in Bradford and Susquehanna Counties, located in the northeastern part of the Commonwealth.  Two of these wells have been tested after being completed in the 3rd quarter with encouraging results. One vertical well is waiting on completion.  We recently finished drilling our first horizontal well which we expect to complete in the 4th quarter.

Conventional Arkoma

In the 1st nine months of 2008, we invested approximately $104 million in our Conventional Arkoma Basin properties.  We participated in drilling 61 wells here, including 21 wells at our Ranger Anticline Field and 9 wells at our Midway Field.  Our production from the Conventional Arkoma during the first nine months of 2008 was 18.6 Bcf, compared to 17.8 Bcf for the first nine months of 2007.

East Texas Field

In the 1st nine months of 2008, we invested approximately $122 million in East Texas where we participated in 35 wells, 14 of which were James Lime horizontal wells.  Production from East Texas was 24.1 Bcfe in the first nine months of 2008, up from 22.7 in 2007.

As previously announced, we have signed a 50/50 joint venture agreement with a private company to drill two wells targeting the Haynesville/Bossier Shale intervals in Shelby and San Augustine Counties, Texas. The first vertical well is drilling and is expected to reach total depth by the end of the 4th quarter.

Summary

In summary, we continue to have outstanding results in our E&P and Midstream businesses and expect continued strong results in the remainder of 2008 and into 2009.

I will now turn it over to Greg Kerley who will discuss our financial results.

Greg Kerley – Executive Vice President and Chief Financial Officer

Thank you, Steve, and good morning.  As Harold indicated, our financial results for the quarter were outstanding.  We had record earnings of $218.2 million, or $.63 per share, which was over four times our earnings for the same period last year.  Our record results were driven by the significant growth in our production volumes and by higher realized natural gas prices.  Our third quarter results included an after-tax gain of $35.5 million, or $0.10 per share, from the July 1 sale of our utility.  Our operating cash flow also increased significantly to $312.1 million(1), double the prior year period.

In the third quarter of 2008, operating income for our E&P segment was $280.6 million, up over three-fold from the prior year period.  We produced 52.8 Bcfe in the quarter, a 76% increase from a year ago, and realized an average gas price of $8.56 per Mcf, up 29% from the prior year period.

Our lease operating expenses per unit of production were $0.96 per Mcfe in the quarter, up from $0.67 a year ago.  The higher per unit costs were driven primarily by our gathering and compression costs in the Fayetteville Shale play, including the impact of higher natural gas prices on the cost of compression fuel.  We expect our lease operating expenses to average between $0.92 and $0.97 per Mcfe in the fourth quarter.

General and administrative expenses per unit of production were $0.33 per Mcfe in the third quarter, down from $0.46 last year.  The decrease was primarily due to the effects of our increased production volumes which more than offset increased incentive compensation, payroll and related costs primarily associated with the expansion of our E&P operations.  We expect our unit G&A costs to average between $0.32 and $0.37 per Mcfe in the fourth quarter.

Taxes other than income taxes were $0.15 per Mcfe in the quarter, compared to $0.11 in the prior year period, due to changes in the mix of our production volumes.

Our full cost pool amortization rate averaged $1.86 per Mcfe in the third quarter of 2008, down from $2.56 a year ago.  The decline in the average amortization rate was primarily the result of our sales of oil and gas properties in the second and third quarters of 2008, the proceeds of which were credited to the full cost pool.

Operating income from our Midstream Services segment was $18.3 million during the third quarter, up from $4.1 million a year ago.  The increase was due to higher gathering revenues related to our Fayetteville Shale play, partially offset by increased operating costs and expenses.  At September 30, we were gathering about 675 million cubic feet of gas per day in the Fayetteville Shale play area through approximately 793 miles of gathering lines.

Effective with the sale of our utility on July 1, we are no longer engaged in any natural gas distribution operations. We received $223.5 million for the utility after post-closing adjustments and expenses and, in order to receive regulatory approval for the sale and certain related transactions, paid $9.8 million to AWG for the benefit of its customers.  We recorded a pre-tax gain on the sale of the utility of $57.3 million in the third quarter.

By the end of the third quarter, we had closed on all but $21 million of our planned 2008 divestitures which will result in total gross proceeds of approximately $1 billion.  As a result of the tax gains realized from our E&P asset sales and the sale of our utility, we have recorded a current tax provision of approximately $107 million, all of which is related to alternative minimum tax.

As a result of the turmoil in the financial and credit markets that has occurred over the past few weeks, liquidity has become a major concern of many companies.  I am pleased to report that Southwestern Energy is in great shape.  Over the past several months, we have dramatically improved our financial flexibility and strengthened our balance sheet.  We had $426 million of cash and cash equivalents at the end of the third quarter and our $1 billion unsecured credit facility remains completely undrawn.  Our strong financial results, along with our asset sales, combined to lower our debt-to-total capital percentage to 25% at the end of the quarter, down from 37% at year-end 2007, and our net debt at September 30 was 12%.  We have a strong banking group and believe that our long-term relationships will weather the current downturn and benefit us for years to come.  In our commodity hedging program, we have not incurred any counterparty losses and believe that the counterparties to our current hedging contracts remain solid.

Overall, we are very pleased with our performance to date and our financial position – we are in great shape as we head into 2009 with one of the strongest balance sheets in our history.  That concludes my comments, so now we’ll turn back to the operator who will explain the procedure for asking questions.

(1) Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Net cash provided by operating activities before changes in operating assets and liabilities should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles. The table below reconciles net cash provided by operating activities before changes in operating assets and liabilities with net cash provided by operating activities as derived from the company's financial information.

	3 Months Ended September 30,
	2008	2007
	(in thousands)

Net cash provided by operating activities before changes in operating assets and liabilities	$312,139	$157,720
Add back (deduct):
Change in operating assets and liabilities	66,316	19,080

Net cash provided by operating activities	$378,455	$176,800